AMENDED REGULATION A, AS AMENDED - OFFERING STATEMENT UNDER THE SECURITIES ACT
 OF 1933






JOBS Act / REGULATION A, AS AMENDED


FINGER LAKES  REGION RURAL BROADBAND COMPANY, INC. (FLRRBC)


Issuing Company: Finger Lakes Region Rural Broadband Company, Inc.

Issuer & Agent for Service of Process: Tony Ramos, President

Finger Lakes Region Rural Broadband Company, Inc.

1050 Connecticut Ave., NW

10th floor

Washington, D.C. 20036

202-321-7969

tramos@urbroadband.com


IRS EIN # 46-3721414

CLASSIFICATION CODE NUMBER: 522220



An offering that is filed with the Securities and Exchange Commission of the United States Government with the filing of Form 1-A, as amended, effective June 19, 2015.






TABLE OF CONTENTS - PER FORM 1-A, AS AMENDED BY NEW REG. A



TABLE OF CONTENTS..................................................i-ii


ITEM 1. SIGNIFICANT PARTIES LIST...................................1-5


ITEM 2. APPLICATION OF RULE 262....................................6-10


ITEM 3. AFFILIATE SALES............................................9


ITEM 4. JURISDICTIONS IN WHICH

SECURITIES ARE TO BE OFFERED.......................................10-11


ITEM 5. UNREGISTERED SECURITIES

ISSUED OR SOLD WITHIN ONE YEAR.....................................11-13


ITEM 6. OTHER PRESENT OR PROPOSED

OFFERINGS..........................................................14


ITEM 7. MARKETING ARRANGEMENTS.....................................14-15


ITEM 8.  RELATIONSHIP WITH

ISSUER OF EXPERTS NAMED

IN OFFERING STATEMENT..............................................15








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ITEM 9. USE OF A SOLICITATION

DOCUMENT TO INDICATE WHETHER

OR NOT A PUBLICATION

AUTHORIZED BY RULE 254 WAS

USED PRIOR TO THE FILING OF THIS

NOTIFICATION......................................................16



SUPPLEMENTAL INFORMATION AS REQUIRED

BY PART III OF FORM REGULATION A, AS

AMENDED:


a ) A statement as to whether or not

 the amount of compensation to be allowed

 or paid to the underwriter has been cleared

with the NASD.....................................................16


 b ) Any engineering, management or

 similar report referenced in the offering circular...............17


 c ) Such other information as requested by the

 staff in support of statements, representations

and other assertions contained in the

offering statement................................................17











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ITEM 1. Significant Parties


List the full names and business and residential addresses, as applicable, for the following persons:


(a) the issuer's directors:




        Tony Ramos, Issuer's Representative & Chairman


        Business address:


        1050 Connecticut Ave., NW

        10th floor

        Washington, D.C. 20036


        Home address:


1805 Key Blvd.

        Apt. 513

        Arlington, VA 22201


        Rex R. Helwig, Vice Chairman of the Board



        Business address:


        Finger Lakes Library System

        1300 Dryden Road

        Ithaca, NY 14850




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        Home address:


        6 Sunset Ave.

        Cortland, NY  13045





        Marc J. Hagemeier, M.A.


        Home & business address:


        17 Holly Court

        Shippensburg, PA 17257





        Eric W. Will, II


        Business address:


        Rainier Funding Services, Inc.

        101 South Salina Street - Suite 1020

        M&T Bank Building

        Syracuse, NY 13202


        Home address:


        7648 Linkside Drive

        Manlius, NY 13104




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        Harriet W. Grifo


        Business address:


        Cragsmoor Free Library

        355 Cragsmoor Rd

        Cragsmoor, NY 12420


        Home address:


        87 Sam's Point Road

        PO Box 27

        Cragsmoor, NY 12420-0027




(b) the issuer's officers:


Tony Ramos, President


Rex R. Helwig, Vice President


Eric W. Will, II, Treasurer


Harriet W. Grifo, Secretary;





(c) the issuer's general partners:


none;




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(d) record owners of 5 percent or more of any class of the issuer's equity securities:


all shares are common/voting, and the following own 5 percent or more, and thus:


        Rural Broadband Company, Inc.


        Lusosystems, Inc.





(e) beneficial owners of 5 percent or more of any class of the issuer's equity securities:


same as above;


(f) promoters of the issuer:


other than the Issuer's representative and President, Mr. Ramos, none as of the filing of this request for pre-approval as there did not appear to be any promoters marketing themselves to promote this new Regulation A offering opportunity;



(g) affiliates of the issuer:


none as of the filing of this request for pre-approval as there did not appear to be any affiliates marketing themselves to promote this new Regulation A offering opportunity;





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(h) counsel to the issuer with respect to the proposed offering:


none;




(i) each underwriter with respect to the proposed offering:


none;



(j) the underwriter's directors:


not applicable;



(k) the underwriter's officers:


not applicable;



(l) the underwriter's general partners:


not applicable;



(m) counsel to the underwriter:


not applicable.








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ITEM 2. Application of Rule 262





(a) State whether any of the persons identified in response to Item 1 are subject to any of the disqualification provisions set forth in Rule 262:


no;




(b) If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied:


not applicable.


(c) Supplement to this Amended Offering Statement, in reply to the Commission's letter, dated July 24, 2015: correction of inadvertent error as to the box checked on Item 3 of the online Form 1-A.


Through inadvertence, the applicant checked the second box on this section.


After discussion with Commission counsel pursuant to the Commission's letter to which this reply is directed, the applicant has unchecked the second box.


The Commission's letter, in any event, seeks further information and clarification with respect to this section.







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Under 17 CFR 230.262 (a) & (b), for the following reasons, the applicant has now corrected the inadvertence and declares here that neither the Issuer, under
 (a), nor any Issuer's representative or other persons under (b) are subject to the provisions of this Rule.


As a threshold matter, under (a)(4) there are no matters under a 'court of competent jurisdiction,' meaning a constitutionally authorized Article III forum, for which FLRRBC has ever been the subject of any matter.


Similarly, under (b)(2), for the same reasons, no persons are similarly subject to Rule 262.



Further, none of the applicant companies have received any contact from any State Blue Sky enforcement offices, including FLRRBC.


There are no other subparts of (a) or (b), which apply to this matter.


In order to further clarify as to any agency action which may have occurred in any State, however, the Issuer provides the following additional information.


Prior to JOBS Act, no persons listed in the Form 1-A filing, had ever had experience with exempt limited offerings. The only person who is among the persons listed, who has any previous experience, as a trader, is Michael D. Lang. Mr. Lang is a veteran banker in Washington, D.C., and is also a pioneer of our companies. The companies maintain no bank accounts at the bank which employs Mr. Lang. As a part of his job, Mr. Lang is required to be licensed as a securities broker, but he has never acted in that capacity with respect to the applicant companies.


At some point after the announcement by the Commission of the new rules for Rule 506 JOBS Act, but before the effective date, in September, 2013, the Issuer's representative




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created 'offering statements' and 'private placement memoranda' for the projected Rule 506 JOBS Act companies. These documents were created for a company that is not a part of any of the applications currently being processed here.


In the course of preparing those documents, the Issuer's representative, through inadvertence, mistakenly showed the announcement date as the effective date.


During this time period, in a further effort to determine whether different
 States had reached any new rules concerning JOBS Act, the Issuer's representative contacted, essentially, all of the State Blue Sky Law agency offices on the east coast of the United States, as a beginning point. This was done only after reviewing the Blue Sky laws of those States, in detail.


The responses from the Blue Sky law attorneys varied, but one attorney in the New Jersey office decided to email the attorneys in the other States. As a part of the review process, the Issuer's representative had fully disclosed the various States being contacted, to all such attorneys.


In all instances, the process of the Issuer's representative was identical: he emailed the office to make sure, since JOBS Act rules were brand new, as to whether, assuming any direct marketing in the State, a decision that had not yet been made, either marketing material had to be provided and a fee paid and/or whether actual registration was required for any particular State.


Among the responses, was a series of emails from a 'securities analyst' in the Florida securities office. The analyst stated, repeatedly in emails to the Issuer's representative 'you don't need to file anything at this point.'


Irrespective of this clear and unequivocal language as contained in the emails, after the Florida securities office attorney received the email from the New Jersey securities office attorney, but without first checking to see if the Issuer's representative had contacted anyone at the Florida office, the Florida attorney filed an agency action, seeking both a fine and an order. There was no specific allegation as to what was the issue.


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The Issuer's representative, then, removed the case from the agency process and transferred it to Florida's administrative hearing process, a non-constitutional forum. The matter proceeded to a hearing, where the agency called its first witness, an office secretary of the agency. After failing to survive cross-examination by the Issuer's representative, but before the analyst who provided the emails to the Issuer's representative was sworn in, the hearing examiner halted the proceedings, in order to make inquiry of the attorney for the agency.



By this time, the process had already made clear that there were no disputed issues of material fact, a requirement for the hearing to proceed. Thus, the hearing examiner made inquiry of the agency attorney as to whether there was any dispute that the analyst had sent the emails to the Issuer's representative, and any dispute as to the factual accuracy of the emails.


In both instances, the agency attorney replied in the negative.


At that point, the hearing examiner declared that the Issuer and the Issuer's representative were the prevailing parties, ruled that there were no disputed issues of material fact, terminated the hearing, and entered an order indicating such. Under agency rules, the matter returned to the agency. With no case, the agency attorney, after some wasted effort on the part of all persons, revealed the discrepancy in the dates as presented by the Issuer's representative as the sole factual basis for the matter, withdrew any demands for any fines, withdrew any penalties, and agreed to settle the matter as indicated, with the Issuer's representative making any future corrections as to the effective date.


As the company that was the subject of the matter never went on to become one of the JOBS Act companies, largely because its project area was too narrow, no further action exists as to any proceedings.







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As with the FLRRBC application, as shown by this response letter to the
 Commission's letter, inadvertent mistakes can be made. Unlike the State proceedings, however, the Commission has taken more of a substantive review process, and has been very generous of the time allowed to make the replies contained in this letter.




ITEM 3. Affiliate Sales




If any part of the proposed offering involves the resale of securities by affiliates of the issuer, confirm that the following description does not apply to the issuer: the issuer has not had a net income from operations of the character in which the issuer intends to engage for at least one of its last two fiscal years:


the Issuer confirms this statement.



ITEM 4. Jurisdictions in Which Securities Are to be Offered




(a) List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons:


the securities will not be offered in any specific jurisdictions. Such securities will be made known, consistent with JOBS Act rules, on the Internet only, with no direct marketing of any sort whatsoever. Further, any inquiries with respect to said securities will have a brief response made for the purposes of setting an in-person meeting with the Issuer's representative, Mr. Ramos, only in Washington, D.C.;




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(b) List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered:


none.


ITEM 5. Unregistered Securities Issued or Sold Within One Year




(a) As to any unregistered securities issued by the issuer or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:


(1) the name of such issuer:


Tony Ramos;



(2) the title and amount of securities issued:


JOBS Act/Rule 506, with form Regulation D filed with the SEC for 588,238 shares, common/voting per Rule 506 rules (SEC CIK #: 0001579586);








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(3) the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof:


per Rule 506, limiting share prices to one price and one class: $100 per share, based upon computing the amount needed for project funding;




(4) the names and identities of the persons to whom the securities were issued:


those persons listed in this Offering Statement, and in addition:


A . Michael D. Lang, registered broker at Wells Fargo, personal issue, not for sale;


        B. Colleen Ehrhart;


        C. Anthony J. Castaldo;




(b) As to any unregistered securities of the issuer or any of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal security holder of the issuer of such securities, or was an underwriter of any securities of such issuer, furnish the information specified in subsections (1) through (4) of paragraph (a):


none;






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(c) Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:


Section: JOBS Act, Rule 506;


Facts relied on: in accordance with JOBS Act rules and regulations as published in the Federal Register, to include, sales for investment purposes only, single price, single class.




ITEM 6. Other Present or Proposed Offerings State whether or not the issuer or any of its affiliates is currently offering or contemplating the offering of any securities in addition to those covered by this Form 1-A:


none.



ITEM 7. Marketing Arrangements




(a) Briefly describe any arrangement known to the issuer or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:


(1) To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution:


none;






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(2) To stabilize the market for any of the securities to be offered:


none;


(3) For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation:


none;




(b) Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed:


none.



ITEM 8. Relationship with Issuer of Experts Named in Offering Statement




If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in the issuer or any of its parents or subsidiaries or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection:


none.







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ITEM 9. Use of a Solicitation of Interest Document




Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification:


no publication was prepared, and, therefore, none was submitted to the SEC as of the request for pre-approval of this Offering Statement by the SEC. Any such proposed future publications will be processed pursuant to Rule 254.



III. Supplemental Information as Required by Form 1-A




The following information shall be furnished to the Commission as supplemental information:





a ) a statement as to whether or not the amount of compensation to be allowed or paid to the underwriter has been cleared with the NASD:


no underwriting decisions have been made as of the request for pre-approval of this Offering Statement because the Issuer has not located any underwriters who are taking the new Regulation A offerings. As such, no, there is nothing to be cleared with NASD;







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b ) any engineering, management or similar report referenced in the offering circular:


there are none;


c ) such other information as requested by the staff in support of statements, representations and other assertions contained in the offering statement:


such will be provided upon request.


























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